Exhibit 99.1
OneSpan Reports First Quarter 2024 Financial Results
•First quarter revenue grew 13% year-over-year to $64.8 million
•First quarter subscription revenue grew 34% year-over-year to $40.0 million
•Annual Recurring Revenue (ARR) increased 9% year-over-year to $154.6 million1
•Net Retention Rate (NRR) of 107%2
BOSTON, May 2, 2024 – OneSpan Inc. (NASDAQ: OSPN), the digital agreements security company, today reported financial results for the first quarter ended March 31, 2024.

“I am very proud of the OneSpan team’s performance in the first quarter, which resulted in a strong topline, enhanced profitability and positive cash flow generation,” stated OneSpan interim CEO, Victor Limongelli. “Since I’ve taken the helm in January, we have continued to find opportunities for additional cost reductions, as well as operational efficiencies later in the year, totaling incremental savings of approximately $10 million on an annualized basis. These savings, combined with our strong Q1 performance, gives us confidence that we will exceed our previously communicated Adjusted EBITDA guidance. Looking ahead, we will continue to focus on driving efficient revenue growth, profitability and cash flow as we work to improve our long-term operating profile.”

First Quarter 2024 Financial Highlights
•Total revenue was $64.8 million, an increase of 13% compared to $57.6 million for the same quarter of 2023. Digital Agreements revenue was $14.4 million, an increase of 25% year-over-year. Security Solutions revenue was $50.4 million, an increase of 9% year-over-year.
•ARR increased 9% year-over-year to $154.6 million.
•Gross profit was $47.4 million, or 73% gross margin, compared to $39.3 million, or 68% in the same period last year.
•Operating income was $14.1 million, compared to operating loss of $8.1 million in the same period last year.
•Net income was $13.5 million, or $0.35 per diluted share, compared to net loss of $8.4 million, or $0.21 per diluted share, in the same period last year. Non-GAAP net income was $16.7 million, or $0.43 per diluted share, compared to net loss of $3.7 million, or $0.09 per diluted share in the same period last year.3
•Adjusted EBITDA was $19.8 million, compared to $(1.6) million in the same period last year.
•Cash and cash equivalents were $63.9 million at March 31, 2024 compared to $42.5 million at December 31, 2023.

Financial Outlook
For the Full Year 2024, OneSpan expects:
•Revenue to be in the range of $238 million to $246 million.
•ARR to finish the year in the range of $160 million to $168 million.
•Adjusted EBITDA to be in the range of $51 million to $55 million, compared to our previous guidance range of $47 million to $52 million.3

Conference Call Details
In conjunction with this announcement, OneSpan Inc. will host a conference call today, May 2, 2024, at 4:30 p.m. EDT. During the conference call, Mr. Victor Limongelli, Interim CEO, and Mr. Jorge Martell, CFO, will discuss OneSpan’s results for the first quarter 2024.

For investors and analysts accessing the conference call by phone, please refer to the press release dated April 9, 2024, announcing the date of OneSpan’s first quarter 2024 earnings release. It can be found on the OneSpan investor relations website at investors.onespan.com.

The conference call is also available in listen-only mode at investors.onespan.com. Shortly after the conclusion of the call, a replay of the webcast will be available on the same website for approximately one year.
____________________________________________
1ARR is calculated as the approximate annualized value of our customer recurring contracts as of the measurement date. These include subscription, term-based license, and maintenance and support contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer within 90 days after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal and the customer has not notified us of an intention to not renew. See our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 for additional information describing how we define ARR, including how ARR differs from GAAP revenue.
2NRR is defined as the approximate year-over-year growth in ARR from the same set of customers at the end of the prior year period.
3An explanation of the use of Non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of each Non-GAAP financial measure to the most directly comparable GAAP financial measure has also been provided in the tables below. We are not providing a reconciliation of Adjusted EBITDA guidance to GAAP net income, the most directly comparable GAAP measure, because we are unable to predict certain items included in GAAP net income without unreasonable efforts.

About OneSpan
OneSpan provides security, identity, electronic signature (“e-signature”) and digital workflow solutions that protect and facilitate digital transactions and agreements. The Company delivers products and services that automate and secure customer-facing and revenue-generating business processes for use cases ranging from simple transactions to workflows that are complex or require higher levels of security. Trusted by global blue-chip enterprises, including more than 60% of the world’s largest 100 banks, OneSpan processes millions of digital agreements and billions of transactions in 100+ countries annually.
For more information, go to www.onespan.com. You can also follow @OneSpan on Twitter or visit us on LinkedIn and Facebook.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding our 2024 financial guidance and our plans to continue to focus on driving efficient revenue growth, profitability and cash flow as we work to improve our long-term operating profile; and our general expectations regarding our operational or financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: our ability to execute our updated strategic transformation plan and cost reduction and restructuring actions in the expected timeframe and to achieve the outcomes we expect from them; unintended costs and consequences of our cost reduction and restructuring actions, including higher than anticipated restructuring charges, disruption to our operations, litigation or regulatory actions, reduced employee morale, attrition of valued employees, adverse effects on our reputation as an employer, loss of institutional know-how, slower customer service response times, and reduced ability to complete or undertake new product development projects and other business, product, technical, compliance or risk mitigation initiatives; our ability to attract new customers and retain and expand sales to existing customers; our ability to successfully develop and market new product offerings and product enhancements; changes in customer requirements; the potential effects of technological changes; the loss of one or more large customers; difficulties enhancing and maintaining our brand recognition; competition; lengthy sales cycles; challenges retaining key employees and successfully hiring and training qualified new employees; security breaches or cyber-attacks; real or perceived malfunctions or errors in our products; interruptions or delays in the performance of our products and solutions; reliance on third parties for certain products and data center services; our ability to effectively manage third party partnerships, acquisitions, divestitures, alliances, or joint ventures; economic recession, inflation, and political instability; claims that we have infringed the intellectual property rights of others; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; component shortages; delays and disruption in global transportation and supply chains; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as other factors described in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as updated by the “Risk Factors” section of our subsequent Quarterly Reports on Form 10-Q (if any). Our filings with the Securities and Exchange Commission (the “SEC”) and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.

Unless otherwise noted, references in this press release to “OneSpan”, “Company”, “we”, “our”, and “us” refer to OneSpan Inc. and its subsidiaries.

OneSpan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue
Product and license	$37,798	$33,146
Services and other	27,045	24,461
Total revenue	64,843	57,607

Cost of goods sold
Product and license	9,706	11,288
Services and other	7,742	7,033
Total cost of goods sold	17,448	18,321

Gross profit	47,395	39,286

Operating costs
Sales and marketing	12,927	20,011
Research and development	8,259	9,463
General and administrative	10,007	16,653
Restructuring and other related charges	1,497	706
Amortization of intangible assets	595	583
Total operating costs	33,285	47,416

Operating income (loss)	14,110	(8,130)

Interest income, net	101	503
Other income (expense), net	291	(40)

Income (loss) before income taxes	14,502	(7,667)
Provision for income taxes	1,034	689

Net income (loss)	$13,468	$(8,356)

Net income (loss) per share
Basic	$0.35	$(0.21)
Diluted	$0.35	$(0.21)

Weighted average common shares outstanding
Basic	38,060	40,057
Diluted	38,463	40,057

OneSpan Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	March 31,	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$63,859	$42,493
Restricted cash	1,022	1,037
Accounts receivable, net of allowances of $1,472 at March 31, 2024 and $1,536 at December 31, 2023	32,382	64,387
Inventories, net	14,594	15,553
Prepaid expenses	6,835	6,575
Contract assets	4,867	5,139
Other current assets	10,608	11,159
Total current assets	134,167	146,343
Property and equipment, net	20,346	18,722
Operating lease right-of-use assets	6,215	6,171
Goodwill	93,069	93,684
Intangible assets, net of accumulated amortization	10,146	10,832
Deferred income taxes	1,682	1,721
Other assets	11,517	11,718
Total assets	$277,142	$289,191
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$12,148	$17,452
Deferred revenue	55,573	69,331
Accrued wages and payroll taxes	12,066	14,335
Short-term income taxes payable	4,544	2,646
Other accrued expenses	7,775	10,684
Deferred compensation	65	382
Total current liabilities	92,171	114,830
Long-term deferred revenue	3,916	4,152
Long-term lease liabilities	6,008	6,824
Deferred income taxes	1,001	1,067
Other long-term liabilities	3,177	3,177
Total liabilities	106,273	130,050
Commitments and contingencies
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at March 31, 2024 and December 31, 2023	—	—
Common stock: $0.001 par value per share, 75,000 shares authorized; 41,492 and 41,243 shares issued; 37,768 and 37,519 shares outstanding at March 31, 2024 and December 31, 2023, respectively	38	38
Additional paid-in capital	118,565	118,620
Treasury stock, at cost: $3,724 shares outstanding at March 31, 2024 and December 31, 2023	(47,377)	(47,377)
Retained earnings	112,407	98,939
Accumulated other comprehensive loss	(12,764)	(11,079)
Total stockholders' equity	170,869	159,141
Total liabilities and stockholders' equity	$277,142	$289,191

OneSpan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$13,468	$(8,356)
Adjustments to reconcile net income (loss) from operations to net cash used in operations:
Depreciation and amortization of intangible assets	2,082	1,319
Deferred tax benefit	(80)	8
Stock-based compensation	1,540	3,812
Allowance for doubtful accounts	(63)	75
Changes in operating assets and liabilities:
Accounts receivable	31,468	33,059
Inventories, net	623	(3,361)
Contract assets	(376)	278
Accounts payable	(5,137)	(273)
Income taxes payable	1,915	(512)
Accrued expenses	(4,758)	(1,963)
Deferred compensation	(317)	(151)
Deferred revenue	(13,547)	(11,390)
Other assets and liabilities	142	692
Net cash provided by operating activities	26,960	13,237

Cash flows from investing activities:
Maturities of short-term investments	—	2,330
Additions to property and equipment	(3,045)	(3,069)
Additions to intangible assets	(35)	(7)
Cash paid for acquisition of business	—	(1,800)
Net cash used in investing activities	(3,080)	(2,546)

Cash flows from financing activities:
Contingent payment related to acquisition	(200)	—
Tax payments for restricted stock issuances	(1,595)	(1,098)
Net cash used in financing activities	(1,795)	(1,098)

Effect of exchange rate changes on cash	(734)	569

Net increase in cash	21,351	10,162
Cash, cash equivalents, and restricted cash, beginning of period	43,530	97,374
Cash, cash equivalents, and restricted cash, end of period	$64,881	$107,536

Operating Segments
In May 2022, we announced a three-year strategic transformation plan that began on January 1, 2023. In conjunction with the strategic transformation plan and to enable a more efficient capital deployment model, effective with the quarter ended June 30, 2022, we began reporting under the following two lines of business, which are our reportable operating segments: Digital Agreements and Security Solutions.
•Digital Agreements. Digital Agreements consists of solutions that enable our clients to secure and automate business processes associated with their digital agreement and customer transaction lifecycles that require consent, non-repudiation and compliance. These solutions, which are largely cloud-based, include OneSpan Sign e-signature, OneSpan Notary, Identity Verification, and OneSpan Trust Vault. This segment also includes costs attributable to our transaction cloud platform.
•Security Solutions. Security Solutions consists of our broad portfolio of software products, software development kits (SDKs) and Digipass authenticator devices that are used to build applications designed to defend against attacks on digital transactions across online environments, devices, and applications. The software products and SDKs included in the Security Solutions segment are largely on-premises software products and include multi-factor authentication and transaction signing solutions, such as mobile application security and mobile software tokens.
Segment operating income consists of the revenues generated by a segment, less the direct costs of revenue, sales and marketing, research and development expenses, amortization expense, and restructuring and other related charges that are incurred directly by a segment. Unallocated corporate costs include costs related to administrative functions that are performed in a centralized manner that are not attributable to a particular segment.

Segment and consolidated operating results (in thousands, except percentages)(unaudited):

	Three Months Ended March 31,
(In thousands, except percentages)	2024	2023
Digital Agreements
Revenue	$14,414	$11,552
Gross profit	$9,892	$8,448
Gross margin	69%	73%
Operating loss	$(265)	$(6,033)

Security Solutions
Revenue	$50,429	$46,055
Gross profit	$37,503	$30,838
Gross margin	74%	67%
Operating income	$25,878	$15,631

Total Company:
Revenue	$64,843	$57,607
Gross profit	$47,395	$39,286
Gross margin	73%	68%

Statements of Operations reconciliation:
Segment operating income	$25,613	$9,598
Corporate operating expenses not allocated at the segment level	11,503	17,728
Operating income (loss)	$14,110	$(8,130)
Interest income, net	101	503
Other income (expense), net	291	(40)
Income (loss) before income taxes	$14,502	$(7,667)
Revenue by major products and services (in thousands) (unaudited):

	Three Months Ended March 31,
	2024		2023
(In thousands)	Digital Agreements	Security Solutions	Digital Agreements	Security Solutions
Subscription	$13,812	$26,182	$10,348	$19,608
Maintenance and support	505	10,066	996	10,165
Professional services and other (1)	97	1,605	208	1,416
Hardware products	—	12,576	—	14,866
Total Revenue	$14,414	$50,429	$11,552	$46,055
(1)Professional services and other includes perpetual software licenses revenue, which was approximately 1% of total revenue for both the three months ended March 31, 2024 and 2023.
Non-GAAP Financial Measures
We report financial results in accordance with GAAP. We also evaluate our performance using certain Non-GAAP financial metrics, namely Adjusted EBITDA, Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) Per Diluted Share. Our management believes that these measures, when taken together with the corresponding GAAP financial metrics, provide useful supplemental information regarding the performance of our business, as further discussed in the descriptions of each of these Non-GAAP metrics below.

These Non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these Non-GAAP financial measures are useful for the purposes described below, they have limitations associated with their use, since they exclude items that may have a material impact on our reported results and may be different from similar measures used by other companies. Additional information about the Non-GAAP financial measures and reconciliations to their most directly comparable GAAP financial measures appear below.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, long-term incentive compensation, restructuring and other related charges, and certain non-recurring items, including acquisition related costs, rebranding costs, and non-routine shareholder matters. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, restructuring costs, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, one-time strategic action costs, restructuring costs, impairment charges) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). In addition, removing the impact of these items helps us compare our core business performance with that of our competitors.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands, unaudited)

	Three Months Ended March 31,
(In thousands)	2024	2023
Net income (loss)	$13,468	$(8,356)
Interest income, net	(101)	(503)
Provision for income taxes	1,034	689
Depreciation and amortization of intangible assets (1)	2,082	1,319
Long-term incentive compensation (2)	1,621	3,923
Restructuring and other related charges (3)	1,516	706
Other non-recurring items (4)	171	585
Adjusted EBITDA	$19,791	$(1,637)
(1) Includes cost of sales depreciation and amortization expense directly related to delivering cloud subscription revenue of $0.8 million and $0.1 million for the three months ended March 31, 2024 and 2023, respectively. Costs are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(2) Long-term incentive compensation includes immaterial expense for cash incentive grants awarded to employees located in jurisdictions where we do not issue stock-based compensation due to tax, regulatory or similar reasons. The expense associated with these cash incentive grants was $0.1 million and $0.1 million for the three months ended March 31, 2024 and 2023, respectively.
(3) Includes immaterial expense for cost of sales restructuring and other related charges of less than $0.1 million and $0 for the three months ended March 31, 2024 and 2023, respectively. Costs are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(4) For the three months ended March 31, 2024, other non-recurring items consist of $0.2 million of fees related to non-recurring projects.

For the three months ended March 31, 2023, non-recurring items include $0.6 million of fees related to non-recurring projects and our acquisition of ProvenDB.

Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) Per Diluted Share
We define Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) Per Diluted Share as net income (loss) or net income (loss) per diluted share, as applicable, before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, restructuring costs, and certain other non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitor results.
We exclude long-term incentive compensation expense because our long-term incentives generally reflect the use of restricted stock unit grants or cash incentive grants, including incentives directly tied to the performance of the business, while other companies may use different forms of incentives that have different cost impacts, which makes comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets, or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue, and related amortization expense will recur in future periods until expired or written down.
We also exclude certain non-recurring items including one-time strategic action costs and non-recurring shareholder matters, as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.
We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a Non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.
Reconciliation of Net Income (Loss) to Non-GAAP Net Income (Loss)
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Net income (loss)	$13,468	$(8,356)
Amortization of intangible assets (1)	716	623
Long-term incentive compensation (2)	1,621	3,923
Restructuring and other related charges	1,516	706
Other non-recurring items (3)	171	585
Tax impact of adjustments (4)	(805)	(1,167)
Non-GAAP net income (loss)	$16,687	$(3,686)

Non-GAAP net income (loss) per share	$0.43	$(0.09)

Shares	38,463	40,057
(1)Includes cost of sales amortization expense directly related to delivering cloud subscription revenue of $0.1 million and less than $0.1 million for the three months ended March 31, 2024 and 2023, respectively. Costs are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(2)Long-term incentive compensation includes immaterial expense for cash incentive grants awarded to employees located in jurisdictions where we do not issue stock-based compensation due to tax, regulatory or similar reasons. The expense associated with these cash incentive grants was $0.1 million and $0.1 million for the three months ended March 31, 2024 and 2023, respectively.
(3)See the footnotes to the Reconciliation of Net Income (Loss) to Adjusted EBITDA for a description of the components of other non-recurring items for each period presented.
(4)The tax impact of adjustments is calculated as 20% of the adjustments in all periods.

Copyright© 2024 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.
Investor Contact:
Joe Maxa
Vice President of Investor Relations
+1-312-766-4009
joe.maxa@onespan.com